29x Putnam Floating Rate Income Fund attachment
2/28/10 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		6,739
Class B		319
Class C		2,009

72DD2 (000s omitted)

Class M		111
Class R		7
Class Y		3,889

73A1

Class A		0. 351606
Class B		0. 303568
Class C		0. 291596

73A2

Class M		0. 339601
Class R		0. 331600
Class Y		0. 371871

74U1 (000s omitted)

Class A		20,407
Class B		1,030
Class C		7,191

74U2 (000s omitted)

Class M		343
Class R		27
Class Y		10,364

74V1

Class A		8.63
Class B		8.62
Class C		8.62

74V2

Class M		8.63
Class R		8.63
Class Y		8.63

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.